Bloggerwave Opens for Trading on the OTC

Press Release Source: Bloggerwave Inc. On Thursday January 28, 2010, 8:45 am EST

COPENHAGEN, DENMARK--(Marketwire - 01/28/10) - Bloggerwave Inc. (OTC.BB:BLGW - News) ("Bloggerwave"), a global leader in commercial blogging, is pleased to announce that its common stock now trades on the OTC Bulletin Board under the ticker symbol BLGW.OB.

Bloggerwave is a European-based start-up that is rapidly growing its presence in the United States. It delivers impressive promotion results for companies who wish to have their products and services promoted on blogs. The company is currently the leader of its kind among its European competitors, and is now focussing its efforts on fully capturing the U.S. market.

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services. It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and promote the company's website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines -- and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind worldwide and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Bloggerwave Inc. visit www.bloggerwaveinc.com or contact Stanley Wunderlich at (800) 625-2236 or info@cfsg1.com.

Contact:

CONTACT
Stanley Wunderlich
Consulting For Strategic Growth 1, Ltd.
800 Third Ave, 6th Floor
New York NY 10022
Telephone: (800) 625-2236
Fax: (646) 205-7771
Email: Email Contact